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                                                                    Exhibit 23.1
The Board of Directors
MCMS, Inc.:

We consent to the use of our report dated October 20,2000, relating to the consolidated balance sheets of MCMS, Inc. and subsidiaries as of August 31, 2000 and September 2, 1999, and the related consolidated statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the three year period ended August 31, 2000 and the related financial statement schedule, included herein and to the reference to our firm under the heading "Experts" and "Selected Financial Data" in the prospectus.

/s/ KPMG LLP
Denver, Colorado
November 21, 2000